United States Securities And Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
ULTA SALON, COSMETICS & FRAGRANCE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 16, 2008

TO THE STOCKHOLDERS OF ULTA SALON, COSMETICS & FRAGRANCE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta”), a Delaware corporation, will be held on Wednesday, July 16, 2008, at 10:00 A.M. local time, at Ulta’s headquarters located at 1000 Remington Blvd., Bolingbrook, Illinois 60440, for the following purposes:

1.	To elect Dennis K. Eck, Yves Sisteron and Charles J. Philippin as Class I Directors to hold office until the 2011 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, for our fiscal year 2008, ending January 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on May 23, 2008, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Robert S. Guttman
Senior Vice President, General Counsel and Secretary

May 30, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, KINDLY MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID, IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

		Page

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING		1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING		1
1.	Q: General — Why am I receiving these materials?	1
2.	Q: Date, Time and Place — When and where is the Annual Meeting of Stockholders?	1
3.	Q: Purpose — What is the purpose of the Annual Meeting of Stockholders?	1
4.	Q: Attending the Annual Meeting — How can I attend the Annual Meeting?	1
5.	Q: Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?	2
6.	Q: Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?	2
7.	Q: Voting — Who can vote and how do I vote?	2
8.	Q: Revocation of Proxy — May I change my vote after I return my proxy?	3
9.	Q: Quorum — What constitutes a quorum?	3
10.	Q: Voting Results — Where can I find the voting results of the Annual Meeting?	3
11.	Q: Solicitation — Who will pay the costs of soliciting these proxies?	3
12.	Q: Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?	3
13.	Q: Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?	3
14.	Q: Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?	4
ARTICLE II. CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS		5
CORPORATE GOVERNANCE		5
ELECTION OF DIRECTORS		7
INFORMATION ABOUT OUR BOARD OF DIRECTORS		9
NON-EXECUTIVE DIRECTOR COMPENSATION FOR FISCAL 2007		11
ARTICLE III. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE		12
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		12
FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		12
AUDIT COMMITTEE		13
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS[1]		14
ARTICLE IV. COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT		15
ARTICLE V. EXECUTIVE OFFICERS		23
ARTICLE VI. STOCK		24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE		27
ARTICLE VII. CERTAIN RELATIONSHIPS AND TRANSACTIONS		28
ARTICLE VIII. OTHER MATTERS		30

1000 Remington Blvd., Suite 120
Bolingbrook, IL 60440

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
JULY 16, 2008

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. Q:	General — Why am I receiving these materials?

A:	On or about May 30, 2008, we sent the Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card to you, and to all stockholders of record as of the close of business on May 23, 2008, because the Board of Directors of Ulta is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. Also enclosed are our 2007 Annual Report and Form 10-K for fiscal 2007.

2.  Q: Date, Time and Place — When and where is the Annual Meeting of Stockholders?

A:	The Annual Meeting of Stockholders will be held on Wednesday, July 16, 2008, at 10:00 A.M. local time, at Ulta’s headquarters located at 1000 Remington Blvd., Bolingbrook, Illinois 60440.

3.  Q: Purpose — What is the purpose of the Annual Meeting of Stockholders?

A:	At our Annual Meeting, stockholders will act upon the matters outlined in this Proxy Statement and in the Notice of Annual Meeting on the cover page of this Proxy Statement, including the election of Directors, and ratification of our independent registered public accounting firm. Following the Annual Meeting, management will respond, if applicable, to questions from stockholders and may make a presentation on our performance.

4.  Q: Attending the Annual Meeting — How can I attend the Annual Meeting?

A:	You will be admitted to the Annual Meeting if you were an Ulta stockholder or joint holder as of the close of business on May 23, 2008, or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to May 23, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If a stockholder is an entity and not a natural person a maximum of two representatives per such stockholder will be admitted to the Annual Meeting. Such representatives must comply with the procedures outlined above and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the Annual Meeting, provided they comply with the above procedures. In order to be admitted to the Annual Meeting, all attendees must provide photo identification and comply with the other procedures outlined above upon request.

5. Q:	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please vote each Proxy Card and voting instruction card that you receive.

6. Q:	Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?

A:	Most Ulta stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record or Record Holder. As the stockholder of record, you have the right to grant your voting proxy directly to Ulta or to vote in person at the Annual Meeting. We have enclosed or sent a Proxy Card for you to use.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in street name, and these proxy materials are being forwarded to you automatically, along with a voting instruction card from your broker, trustee or nominee. As a Beneficial Owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. The election of Directors and the ratification of the appointment of independent registered public accounting firms are considered discretionary items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

7.  Q: Voting — Who can vote and how do I vote?

A:	Only holders of our Common Stock at the close of business on May 23, 2008, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 23, 2008, we had outstanding and entitled to vote 57,329,917 shares of Common Stock. Each holder of our Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have two options for submitting their votes:

•	by mail, using the paper Proxy Card; or

•	in person at the Annual Meeting with a Proxy Card/legal proxy.

For further instructions on voting, see your Proxy Card. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted by mail will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the Record Holder a legal proxy issued in your name.

8.  Q: Revocation of Proxy — May I change my vote after I return my proxy?

A:	Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by (i) the timely delivery of a valid, later-dated proxy, timely written notice of revocation with our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440; or (ii) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

9.  Q: Quorum — What constitutes a quorum?

A:	Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the Common Stock outstanding on May 23, 2008, will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of May 23, 2008, 57,329,917 shares of Common Stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of Common Stock representing at least 28,664,959 votes will be required to establish a quorum. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

10. Q: Voting Results — Where can I find the voting results of the Annual Meeting?

A:	We will publish final results in our Form 10-Q Quarterly Report for the second quarter of fiscal year 2008.

11. Q: Solicitation — Who will pay the costs of soliciting these proxies?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of Common Stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our Directors, officers or other employees. No additional compensation will be paid to our Directors, officers or other regular employees for such services.

12.	Q: Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

A:	Other than the two proposals described in this Proxy Statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Lyn P. Kirby, our Chief Executive Officer and President, and Robert S. Guttman, our Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

13. Q:	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?

A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), the deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and Proxy Card for our 2009 Annual Meeting of Stockholders is January 30, 2009. Under our Bylaws, stockholders who wish to bring matters or propose Director nominees at our 2009 Annual Meeting of Stockholders must provide specified information to us no earlier than March 18, 2009 and no later than April 17, 2009. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

14. Q:	Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?

A:	You may propose Director nominees for consideration by the Board of Directors’ nominating and corporate governance committee. Any such recommendation should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to Ulta and our stockholders. The section titled “Corporate Governance and the Board of Directors” below provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a Director for election at our Annual Meeting of Stockholders.

ARTICLE II. CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Over the course of Ulta’s history, the Board of Directors has developed corporate governance practices consistent with its duties of good faith, due care and loyalty, to help fulfill its responsibilities to our stockholders.

Board of Directors meetings and committees

During the fiscal year ended February 2, 2008, the Board of Directors held 14 meetings. Commencing fiscal year 2003, Mr. Eck became our Non-Executive Chairman, and typically presides over the executive sessions. The Board of Directors has an audit committee, a nominating and corporate governance committee and a compensation committee. During fiscal year 2007, Yves Sisteron attended fewer than 75% of the aggregate meetings of the Board of Directors and of the committees on which he served that were held during the period for which he was a Director or committee member, respectively. Directors are invited and are expected to attend the Annual Meeting of Stockholders.

Committee Composition:  The following table provides the composition of each of our committees as of February 2, 2008:

	Audit	Nominating and Corporate Governance	Compensation
Director	Committee[1]	Committee	Committee[2]
Dennis K. Eck*			†

Lyn P. Kirby

Hervé J.F. Defforey	†

Robert F. DiRomualdo	✓

Gerald R. Gallagher		✓

Terry J. Hanson[3]	✓

Charles Heilbronn		†	✓

Steven E. Lebow		✓	✓

Yves Sisteron

1.	Additional information regarding the audit committee can be found starting on Page 17.

2.	Additional information regarding the compensation committee can be found starting on Page 19.

3.	We expect that Charles J. Philippin, a nominee for Director at this year’s annual meeting, will join the audit committee following his election to the Board.

*	Non-Executive Chairman of the Board.

†  Committee chairman.

Nominating and corporate governance committee

The nominating and corporate governance committee acts under a written charter that was approved by the Board of Directors and has been published under “Corporate Governance” in the Investor Relations section of the Ulta website located at www.ulta.com. The primary responsibility of the nomination and corporate governance committee is to recommend to the Board of Directors candidates for nomination as Directors. The committee reviews the performance and independence of each Director, and in appropriate circumstances, may recommend the removal of a Director for cause. The committee oversees the evaluation of the Board of Directors and management. The committee also recommends to the Board of Directors policies with respect to corporate governance. During fiscal year 2007, the nominating and corporate governance committee was composed of the following independent Directors: Messrs. Heilbronn (Chairman), Lebow and Gallagher. The Board of Directors has determined that each committee member qualifies as a “nonemployee director” under rules and regulations of the Securities and Exchange Commission (the “SEC”), as well as the independence requirements of NASDAQ. The nominating and corporate governance committee did not meet during fiscal year 2007.

Independence

Board member independence is an essential element of Ulta corporate governance. The Board of Directors has determined that each of the current non-employee Directors and each nominee for Director is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Ulta. Lyn P. Kirby, Chief Executive Officer and President, is the sole member of the Board of Directors that is not independent due to her office with Ulta. Each member of the nominating and corporate governance committee, compensation committee and audit committee satisfy the current independence requirements of NASDAQ and the SEC.

Nominating and corporate governance committee charter

The nominating and corporate governance committee charter identifies the roles and responsibilities that govern the nominating and corporate governance committee, such as:

•	identifying qualified candidates to become Board members;

•	selecting nominees for election as Directors at the next annual meeting of stockholders (or special meeting of stockholders at which Directors are to be elected);

•	selecting candidates to fill any vacancies on the Board; and

•	overseeing the evaluation of the Board.

Nomination process — qualifications

The nominating and corporate governance committee is responsible for reviewing the appropriate skills and characteristics required of Directors in the context of prevailing business conditions, and in its nominating committee capacity, for making recommendations regarding the size and composition of the Board of Directors. The objective of the nominating and corporate governance committee is to create and sustain a Board of Directors that brings to Ulta a variety of perspectives and skills derived from high-quality business and professional experience. The nominating and corporate governance committee recommends those candidates who possess the highest personal and professional integrity, have prior experience in corporate management and the industry, maintain academic expertise in an area of our operations and demonstrate practical and mature business judgment.

We will consider all stockholder recommendations for candidates for the Board of Directors and, to date, we have not received a timely Director nominee from a stockholder. Stockholders who want to suggest a candidate for consideration should send a written notice, addressed to the Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440. Further details about the nomination process may be found in the answer to Question 14 above, entitled “Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?”

This notice must include the following information for each candidate the stockholder proposes to nominate: (1) name, age, business address and residence address, (2) principal occupation or employment, (3) class and number of shares of capital stock beneficially owned by such candidate and (4) and any other information relating to the candidate that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to applicable SEC rules. In addition, the stockholder giving such notice must include his or her (1) name and record address and (2) the class and number of shares such stockholder beneficially owns.

Code of Business Conduct

All Ulta employees, officers and members of the Board of Directors must act ethically at all times and in accordance with the policies comprising the Ulta Code of Business Conduct. We demand full compliance with this policy from employees, officers and members of the Board of Directors, including our Chief Executive Officer, Chief Financial Officer and such other individuals performing similar positions. Moreover, all corporate employees, officers and members of the Board of Directors have signed a certificate acknowledging that they have read, understood and will continue to comply with the policy, and all corporate employees and officers are required to read and acknowledge this policy on an annual basis. Ulta includes the Code of Business Conduct in new hire materials for all corporate employees. The policy is published and any amendments or waivers thereto will be published under “Corporate Governance” in the Investor Relations section of the Ulta website located at www.ulta.com.

Disclosure committee

The disclosure committee is a management committee that acts under a written charter approved by the audit committee. Its primary responsibility is to assist our Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility for oversight of the accuracy and timeliness of our disclosures. Management and the disclosure committee have established disclosure controls and procedures designed to ensure that disclosures required by the SEC and other written information to be disclosed to the investment community are recorded, processed, summarized and reported accurately on a timely basis. These disclosure controls and procedures are monitored and evaluated for their effectiveness on a regular basis. The disclosure committee, in conjunction with management, reviews and approves the preparation of SEC filings and various documents distributed to the investment community containing financial information or other material information. The disclosure committee discusses all relevant information with our Chief Executive Officer and Chief Financial Officer and, if needed, the Board of Directors and the audit committee.

Stockholder communication

Any stockholder is free to communicate in writing with the Board of Directors on matters pertaining to Ulta by addressing their comments to the Board of Directors, c/o General Counsel, Ulta Salon, Cosmetics & Fragrance, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440, or by e-mail at InvestorRelations@ulta.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors be divided into three classes designated Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the total number of Directors. Each class serves a three-year term with one class being elected at each year’s annual meeting of stockholders, beginning in 2008. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining Directors. A Director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of Directors in which the vacancy occurred and until that Director’s successor is elected and qualified.

The Board of Directors is presently composed of nine members, eight of whom are non-employee, independent Directors. Each Director was elected to the Board of Directors to serve until a successor is duly elected and qualified or until his or her death, resignation or removal. There are currently no vacancies. Messrs. Eck, Sisteron and Hanson are the Class I Directors whose terms expire in 2008. All three were previously elected by our stockholders. Messrs. Eck and Sisteron are nominees for re-election, and Charles J. Philippin is a nominee for election, to the Board of Directors. Mr. Philippin’s nomination was recommended to the nominating and corporate governance committee by our non-management Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their death, resignation or removal. Messrs. Gallagher, Defforey and DiRomualdo are Class II Directors with terms expiring in 2009 and Messrs. Heilbronn and Lebow and Ms. Kirby are Class III Directors with terms expiring in 2010.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the nominees for re-election. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

Set forth below is biographical information for each nominee for election for a three-year term expiring at the 2011 Annual Meeting:

			Director
Name	Age	Positions with Us / Principal Occupations / Business Experience	Since
Dennis K. Eck	65	Mr. Eck has been our Non-Executive Chairman of the Board of Directors and a Director of Ulta since October 2003. Prior to that, Mr. Eck served in various executive roles with Coles Myer, one of Australia’s largest retailers, where he was Chief Executive Officer and a member of the board of Coles Myer LTD Australia from November 1997 to September 2001; Chief Operating Officer and a member of the board of Coles Myer LTD from April 1997 to November 1997; Managing Director-Basic Needs of Coles Myer LTD from November 1996 to April 1997; and Managing Director of Coles Myer Supermarkets from May 1994 to November 1996. Prior to 1994, Mr. Eck served in executive roles and/or on the board of directors at The Vons Companies Inc., American Stores, Inc., American Food and Drug and Acme Markets, Inc. Mr. Eck is a director of eStyle (“babystyle”).	2003

Yves Sisteron	53	Mr. Sisteron has been a Managing Partner and Co-Founder of GRP Partners, a venture capital firm, since 2000. Prior to that, Mr. Sisteron was a managing director at Donaldson Lufkin & Jenrette overseeing the operations of Global Retail Partners, which he started with Mr. Lebow in 1996. From 1989 to 1996, Mr. Sisteron managed the U.S. investments of Fourcar B.V., a division of Carrefour S.A. Mr. Sisteron is a director of EnvestNet Asset Management (member of compensation committee), HealthDataInsights, Kyriba, Inc., Qualys, Inc., Netsize, S.A. and Actimagine, Inc.	1993

			Director
Name	Age	Positions with Us / Principal Occupations / Business Experience	Since
Charles J. Philippin	58	Mr. Philippin was a principal of Garmark Advisors, a mezzanine investment fund, from 2002 until his retirement in February 2008. From 2000 through 2002, Mr. Philippin served as Chief Executive Officer of Online Retail Partners, an Internet incubator company. From 1994 through 2000, Mr. Philippin was a member of the management committee of Investcorp International Inc., a global investment group. Prior to 1994, Mr. Philippin was a partner of PricewaterhouseCoopers where he served as National Director of Mergers & Acquisitions. Mr. Philippin is a director, and chairman of the audit committees, of CSK Auto and Alliance Laundry Systems. Mr. Philippin has also served as a director of Samsonite Corporation (2003-2007) and Saks Fifth Avenue (1993-2000).	N/A

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE
INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors continuing in office until the 2009 Annual Meeting:

		Positions with Us / Principal Occupations / Business
Name	Age	Experience	Director Since
Gerald R. Gallagher	67	Mr. Gallagher has been a General Partner of Oak Investment Partners, a venture capital partnership, since 1987. Prior to 1987, Mr. Gallagher served as Vice Chairman of Dayton Hudson Corporation and, prior to that, as a retail industry analyst at Donaldson, Lufkin & Jenrette. Mr. Gallagher is a director of Cheddar’s Casual Café (member of the compensation committee), eStyle (“babystyle”) (member of the compensation committee), Potbelly Sandwich Works and Xiotech.	1998

Hervé J.F. Defforey	58	Mr. Defforey has been an operating partner of GRP, a venture capital firm, in Los Angeles, California since September 2006. Prior to September 2006, Mr. Defforey was a partner in GRP Europe Ltd. from November 2001 to September 2006 and Chief Financial Officer and Managing Director of Carrefour S.A. from 1993 to 2004. Prior to 1993, Mr. Defforey served as Treasurer at BMW Group, General Manager of various BMW AG group subsidiaries and also held senior positions at Chase Manhattan Bank, EBRO Agricolas, S.A. and Nestlé S.A. Mr. Defforey is a director of X5 Retail Group (chairman of the supervisory board), IFCO Systems (member of the audit committee), PrePay Technologies Ltd. and Kyriba Corporation.	2004

		Positions with Us / Principal Occupations / Business
Name	Age	Experience	Director Since
Robert F. DiRomualdo	63	Mr. DiRomualdo is Chairman and Chief Executive Officer of Naples Ventures, LLC, a private investment company that he formed in 2002. Prior to 2002, Mr. DiRomualdo served in various roles at Borders Group, Inc. and its predecessor companies (including Chairman of the Board and Chief Executive Officer), and as President and Chief Executive Officer of Hickory Farms, the food store chain. Mr. DiRomualdo is a director of Bill Me Later, Inc. (chairman of the compensation committee and member of the audit committee).	2004

Directors continuing in office until the 2010 Annual Meeting:

		Positions with Us / Principal Occupations / Business
Name	Age	Experience	Director Since
Charles Heilbronn	53	Mr. Heilbronn has been Executive Vice President and Secretary of Chanel, Inc. since 1998, and, since December 2004, Executive Vice President of Chanel Limited, a privately-held international luxury goods company selling fragrance and cosmetics, women’s clothing, shoes and accessories, leather goods, fine jewelry and watches. Prior to that, Mr. Heilbronn was Vice President and General Counsel of Chanel Limited and Senior Vice President, General Counsel and Secretary of Chanel, Inc. from 1987 to December 2004. Mr. Heilbronn served as a director of RedEnvelope from October 2002 to August 2006, and is currently a director of Doublemousse B.V., Chanel, Inc. (U.S.) and various other Chanel companies or their affiliates in the United States and worldwide, as well as several unrelated private companies. He is also a Membre du Conseil de Surveillance (a non-executive board of trustees) of Bourjois SAS, a French company.	1995

Steven E. Lebow	53	Mr. Lebow has been a Managing Partner and Co-Founder of GRP Partners, a venture capital firm, since 2000. Prior to 2000, Mr. Lebow spent 21 years at Donaldson, Lufkin & Jenrette in a variety of positions, most recently as Chairman of Global Retail Partners, and as Managing Director and head of the Retail Group within the Investment Banking Division. Mr. Lebow is a director of EnvestNet Asset Management, eStyle (“babystyle”) and Bill Me Later, Inc.	1997

		Positions with Us / Principal Occupations / Business
Name	Age	Experience	Director Since
Lyn P. Kirby	54	Ms. Kirby has been our President, Chief Executive Officer and Director since December 1999. Prior to joining Ulta, Ms. Kirby was President of Circle of Beauty, a subsidiary of Sears, from March 1998 to December 1999; Vice President and General Manager of new business for Gryphon Development, a subsidiary of Limited Brands, Inc. from 1995 to March 1998; and Vice President of Avon Products Inc. and general manager of the gift business, the in-house creative agency and color cosmetics prior to 1995.	1999

NON-EXECUTIVE DIRECTOR COMPENSATION FOR FISCAL 2007

During fiscal 2007, no fees, options or shares of stock were paid or awarded to any of the non-executive members of our Board of Directors.

On June 21, 2004, we issued 316,000 shares of common stock to Mr. Eck pursuant to a restricted stock agreement. As of May 1, 2007, the remaining 79,000 unvested shares vested in full. On June 21, 2004, we issued 126,400 shares of common stock to Mr. DiRomualdo pursuant to a restricted stock agreement under which 25% of the shares vest annually beginning February 26, 2005, with full vesting on February 26, 2008. As of February 2, 2008, Mr. DiRomualdo held 31,600 unvested shares.

ARTICLE III. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND AUDIT COMMITTEE
PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2008, ending January 31, 2009. Services provided to Ulta by Ernst & Young LLP in fiscal year 2007 are described under “Fees to Independent Registered Public Accounting Firm for Fiscal 2007 and 2006” below. Additional information regarding the audit committee is provided on page 17.

Ernst & Young LLP has audited the financial statements of Ulta since 1997. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ulta and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for our fiscal years 2007 and 2006:

	2007	2006

Audit Fees	$348,000	$254,550
Audit-Related Fees	922,350	2,000
Tax Fees	10,500	110,500
All Other Fees	1,500	1,500

Total	$1,282,350	$368,550

Audit Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for the audits of our annual financial statements for the fiscal years 2007 and 2006 and the reviews of the financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered that were not included under “Audit Fees” above. Audit-Related Fees for fiscal 2007 consists principally of services provided in connection with the initial public offering which was completed on October 24, 2007.

Tax Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for tax compliance related matters. We have engaged a different service provider for tax compliance services effective with our fiscal 2007 tax year.

All Other Fees  These amounts represent service fees relating to online research software.

The audit committee has approved all professional fees paid to Ernst & Young LLP. The audit committee has determined that the rendering of tax services by Ernst & Young LLP is compatible with maintaining its independence.

The audit committee has established procedures for the pre-approval of all audit and permitted non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (1) the audit committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (2) the audit committee must pre-approve any permitted service not included in the annual service plan; (3) the audit committee chairman may pre-approve any permitted service between regularly scheduled meetings, as applicable, and a report of such services and related fees are to be disclosed to the full audit committee at the next scheduled meeting; and (4) the audit committee will review a summary of the services provided and the fees paid on an annual basis.

AUDIT COMMITTEE

The audit committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders, potential stockholders and the investment community relating to corporate accounting, financial, management and reporting practices, the system of internal controls and the auditing process. Specifically, the audit committee assists the Board of Directors in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the audit committee.

During fiscal year 2007, the audit committee was composed of the following independent Directors: Messrs. Defforey, DiRomualdo and Hanson. Following the annual meeting, we expect that the audit committee will be composed of the following independent Directors: Messrs. Defforey, DiRomualdo and Philippin. Mr. Defforey has been designated by the Board of Directors as “audit committee financial expert” as defined in applicable SEC Rules. The Board of Directors made a qualitative assessment of Mr. Defforey’s level of knowledge and experience based on a number of factors, including his education and work, management and director experience. The Board of Directors has determined that each committee member and Mr. Philippin qualifies as a “nonemployee director” under SEC rules and regulations, as well as the independence requirements of NASDAQ. All members of our audit committee and Mr. Philippin are financially literate and are independent, as independence is defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards and Section 10A(m)(3) of Exchange Act. The audit committee met six times during fiscal year 2007, and its report is presented below. The audit committee acts under a written charter that was adopted by the Board of Directors and has been published under “Corporate Governance” in the Investor Relations section of the Ulta website located at www.ulta.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Ulta.

The audit committee oversees Ulta’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ulta has an Internal Audit Department that is actively involved in examining and evaluating Ulta’s financial, operational and information systems activities and reports functionally to the Chair of the audit committee and administratively to management. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of Ulta’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit committees, AU Section 380). In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from management and Ulta, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by the Independence Standards Board, Standard No. 1 (Independence Discussions with Audit committees).

The audit committee discussed with Ulta’s independent registered public accounting firm the overall scope and plans for their audit, and developed a pre-approval process for all independent registered public accounting firm services. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Ulta’s internal and disclosure controls and the overall quality of Ulta’s financial reporting. The audit committee held five meetings during fiscal year 2007.

The audit committee has determined the rendering of tax services by Ernst & Young LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Ulta’s Annual Report on Form 10-K for the fiscal year 2007, ended February 2, 2008, for filing with the SEC. The audit committee has appointed Ernst & Young LLP to be Ulta’s independent registered public accounting firm for the fiscal year 2008, ending January 31, 2009.

Audit Committee of the Board of Directors

Hervé J.F. Defforey (Chairman)
Robert F. DiRomualdo
Terry J. Hanson

1.	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE IV. COMPENSATION DISCUSSION AND ANALYSIS
AND COMPENSATION COMMITTEE REPORT

The compensation committee met four times during fiscal year 2007, and its report is presented below. During fiscal year 2007, the compensation committee was composed of the following independent Directors: Messrs. Eck (Chairman), Lebow and Heilbronn. The Board of Directors has determined that each committee member qualifies as a “nonemployee director” under rules and regulations of the SEC, as well as the independence requirements of NASDAQ. The compensation committee acts under a written charter that was adopted by the Board of Directors and has been published under “Corporate Governance” in the Investor Relations section of the Ulta website located at www.ulta.com.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

The compensation committee has reviewed and discussed this Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the CD&A be included in Ulta’s 2007 Annual Report on Form 10-K and Proxy Statement.

Compensation Committee of the Board of Directors

Dennis K. Eck (Chairman)
Steven E. Lebow
Charles Heilbronn

1.	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and overview

Our executive compensation philosophy is to provide compensation opportunities that attract, retain and motivate talented key executives. We accomplish this by:

•	evaluating the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, results and other relevant business factors;

•	linking annual incentive compensation to our performance on key financial, operational and strategic goals that support stockholder value;

•	focusing a significant portion of the executive’s compensation on equity based incentives to align interests closely with stockholders; and

•	managing pay for performance such that pay is tied to business and individual performance.

Our compensation program consists of a fixed base salary, variable cash bonus and stock option awards, with a significant portion weighted towards the variable components. This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures.

The compensation committee of the Board of Directors determines the compensation of our executive officers.

In 2007, in order to assist the compensation committee in its responsibilities, the compensation committee retained Towers Perrin, an outside consultant, to assist in determining whether our compensation programs and pay levels were competitive in the marketplace. Towers Perrin was engaged directly by the compensation committee and performed no other work for Ulta. Specifically, Towers Perrin’s role was to work with the compensation committee to provide information regarding market compensation, develop an ongoing equity based program and provide advice with respect to the overall structure of our compensation programs. The competitive market data was based on a review of a peer group of 18 retail industry companies, including:

Guitar Center, Inc.	The Children’s Place	CHICOS FAS Inc.
Timberland Co.	Revlon Inc.	DSW, Inc.
Urban Outfitters	Guess, Inc.	J. Crew Group Inc.
Fossil Inc.	Coldwater Creek	Panera Bread Co.
Oakley Inc.	Sharper Image Corp.	Kenneth Cole Prod. Inc.
Lifetime Fitness Inc.	Hibbert Sports, Inc.	K-Swiss Inc.

In addition, the compensation committee reviews general aggregated survey data (regressed based on revenues of $1 billion) to determine market levels of pay increases in both general industry and specifically to retail companies only. The compensation committee does not know the companies included in those surveys and only reviews the aggregate data with respect to salary increases.

The compensation committee does not rely solely on the peer group or survey data in making its individual compensation determinations, but rather the compensation committee considers the report of individual performances prepared by Ms. Kirby in her capacity of Chief Executive Officer. Ms. Kirby’s report evaluates the executive’s performance against annual business and financial objectives specific to the executive’s area of the business, such as sales, gross margin, expenses, “shrink” (accounting inventory compared against actual inventory), earnings and project budgets and deadlines. The executive is also evaluated on the basis of an organizational assessment of the strength of the executive’s team, measured using factors such as talent management through hiring and development, and succession of key positions, including that of the executive. In addition, the executive’s individual performance is measured against appropriate business controls, including general computer controls, financial reporting and management of processes and reporting. Ms. Kirby evaluates the executive’s assumption of increased responsibilities and the importance of retention of the executive with respect to future roles and responsibilities. Ms. Kirby also reviews internal competitiveness in pay among current executives and newly hired executives. The compensation committee also considers the accounting and tax impact of each element of compensation and in the past has tried to minimize the compensation expense impact of equity grants on our financial statements, while minimizing the tax consequences to executives.

The following briefly describes each element of our executive compensation program.

Base salary

Base salaries are reviewed annually and are set based on individual performance, individual contract negotiation, competitiveness versus the external market and internal merit increase budgets. Factors that are taken into account to increase or decrease compensation include significant changes in individual job responsibilities, performance and/or our growth. Based on a review of marketplace salary increases contained in survey data reviewed by the compensation committee, as well as its assessment of current economic and other market conditions, management proposes a merit baseline percentage increase in salaries. Ms. Kirby, based on her assessment of an individual’s performance, then recommends to the compensation committee adjustments to the baseline percentage (either up or down).

Annual bonuses

In the past, the compensation committee recommended, and the Board of Directors approved, management bonus performance targets. Beginning in 2008, the compensation committee will approve all performance targets.

In fiscal 2007, bonuses were based on achievement of an internally defined “Bonus Operating Earnings” target of $72.07 million. However, the committee retained the discretion to increase awards if this target was not achieved or exceeded. Actual Bonus Operating Earnings for fiscal 2007 were $60.86 million. The term “Bonus Operating Earnings” is defined as earnings before interest and income taxes (“EBIT”), adjusted for certain accounting charges required under generally accepted accounting principles and non-recurring charges. The compensation committee believes that the exclusion of the impact of these items from the bonus targets is appropriate, as such accounting charges are items over which management has no control.

Kirby and Barkus

In fiscal 2007, Ms. Kirby and Mr. Barkus were eligible to earn, pursuant to the terms of their respective employment agreements, a target bonus of $812,500 and $725,000, respectively, if 100% of the Bonus Operating Earnings target was met. In order for Ms. Kirby or Mr. Barkus to receive any bonus, at least 91% of the target must have been achieved. Because actual Bonus Operating Earnings for fiscal 2007 were below 91% of the target level, Ms. Kirby and Mr. Barkus were not entitled to any bonus for 2007. However, in light of Ms. Kirby’s individual performance in 2007 in connection with taking Ulta public, the compensation committee determined to pay Ms. Kirby a discretionary bonus for 2007 in the amount equal to her target bonus of $812,500.

Pursuant to an agreement with Mr. Barkus, as long as he remained employed on the last day of each fiscal year, he would receive a bonus of $100,000, ending with the 2011 fiscal year. Such bonus was agreed to in June of 2006, as a means of allowing Mr. Barkus the opportunity to receive compensation he would have otherwise lost because the exercise price of his options was higher than originally intended under the terms of his employment agreement. Otherwise, Mr. Barkus would have received no bonus for 2007.

Bodnar

Mr. Bodnar’s bonus is determined under the bonus program applicable to management other than Ms. Kirby and Mr. Barkus. Unlike the bonus applicable to Ms. Kirby and Mr. Barkus (who were not eligible for a bonus unless 91% of the targeted Bonus Operating Earnings was met), Mr. Bodnar was eligible for a bonus as long as actual Bonus Operating Earnings were at least 80% of the targeted Bonus Operating Earnings.

Under this bonus program for 2007, Mr. Bodnar had a target bonus of 40% of his base salary. That bonus is comprised of two components: 70% was based on achievement of the targeted Bonus Operating Earnings, and 30% on the compensation committee’s discretionary assessment of his individual performance, with input from Ms. Kirby. Actual Bonus Operating Earnings for fiscal 2007 would have resulted in a 40.8% payout under the Bonus Operating Earnings portion of Mr. Bodnar’s bonus. However, due in part to the success of our initial public offering and management’s performance in general, the compensation committee determined to pay management bonuses, including Mr. Bodnar’s, on a discretionary basis, as if performance on the Bonus Operating Earnings portion was equal to a 67.4% bonus payout. Based on the compensation committee’s subjective discretionary assessment of Mr. Bodnar’s individual performance for 2007, he earned 130% of the individual performance portion of his bonus. The combination of the Bonus Operating Earnings-based portion and individual performance-based portion resulted in a bonus of $101,702 for Mr. Bodnar. In addition, the compensation committee determined to pay Mr. Bodnar an extra discretionary bonus of $85,000 based on his performance in connection with the initial public offering.

Stock options

We have historically granted stock options to a broad group of employees. Employees receive grants of stock options upon hire or promotion. We have also made grants to executives from time to time, at the discretion of the Board of Directors, based on performance and for retention purposes. Grants made to senior executives such as Ms. Kirby, Messrs. Barkus and Bodnar, however, are not determined based on a set formula. Rather, the amount of their option grants is separately determined by the compensation committee. In determining the amount of such grants, the compensation committee assesses the potential value that it thinks such options will deliver over a period of years based on its assumptions as to the growth in the value of our common stock. It then determines whether the potential value realizable is reasonable given the executive’s level of responsibility and experience.

In making such assessment, the compensation committee considers marketplace data and reviews various hypothetical results based on a variety of potential appreciation rates for the value of our stock over the vesting period, recognizing that there was no certainty there would be any material appreciation, and that fundamentally the judgment of what level of options is reasonable for the particular person or position is related to the executive’s level of responsibility and experience, but is still subjective.

Option grants to the named executive officers generally have the following characteristics:

•	all options have an exercise price equal to the fair market value of our common stock on the date of grant (except as noted with respect to Ms. Kirby’s grant below), which, prior to the initial public offering, was determined by our Board of Directors based on all known facts and circumstances, including valuations prepared by a nationally recognized independent third-party appraisal firm and following our initial public offering, the closing price of a share of our common stock;

•	except for certain grants to Ms. Kirby described below and the grants to Mr. Barkus under his employment agreement, options vest ratably, on an annual basis over a three or four-year period; and

•	options generally expire ten years after the date of grant.

Our policy is to set the exercise price of options at or above their fair market value on the date of grant and all options have been granted at meetings of the compensation committee.

At the time of our initial public offering, the compensation committee reviewed each executive officer’s equity holdings in light of their value and retention incentive. In connection with that review, Mr. Bodnar was granted 44,240 options in order to:

•	align Mr. Bodnar’s equity compensation with other senior executives;

•	reward Mr. Bodnar for his short term performance; and

•	act as a retention device.

As Ms. Kirby did not have any equity compensation subject to vesting in connection with the initial public offering, the Board of Directors agreed as a retention device to grant Ms. Kirby up to 821,600 options, as follows:

•	316,000 options with an exercise price equal to the fair market value of our common stock on the date of grant, and which vests in four installments starting with 25% at the effective date of our initial public offering and 25% per year for the next three anniversary dates of our initial public offering;

•	316,000 options with an exercise price of $25.32, which was in excess of the fair market value of our common stock on the date of grant. These options vest in four installments starting with 25% at the effective date of our initial public offering and 25% per year for the next three anniversary dates of the initial public offering; and

•	up to an additional 189,600 options to be granted one-third annually starting one year after our initial public offering, but only if a sustained 25% plus increase in share price is achieved that year. Vesting will be ratable over two years beginning on the first anniversary of the grant. The exercise price will be equal to the fair market value on the date the options are granted.

Benefits, perquisites and tax-gross-ups

We do not have perquisites or other benefits for our executive officers that are not otherwise available to all of our employees. We offer a 401(k) plan with matching contributions equal to 40% of contributions made up to 3% of compensation, and group health, life, accident and disability insurance. In addition, all employees are entitled to a discount on purchases at our stores.

In 2007, we became aware of an issue with the State of New York imposing income tax liabilities on our employees who were not residents of New York based on the amount of work that these employees performed in New York (including business meetings and attendance at trade shows). This impacted a number of our employees who are residents of Illinois, including Ms. Kirby. Because a large portion of the beauty industry is concentrated in New York, we require certain of our employees to travel to and work in New York from time to time. However, as the income tax rates applicable in New York are substantially higher than those in Illinois, it was more expensive for our employees, on a tax basis, if we asked them to work in New York. Because we did not want to provide a disincentive to our employees to work from time to time in New York, and because the nature of their work requires travel to New York, the compensation committee determined that it was in our best interests to gross-up non-New York employees for any differences in taxes paid on income in New York versus the rate that such employees would have paid in their home state. This tax gross-up is applicable to all employees impacted, not just executive officers. This tax issue applied not only in 2007, but also for prior years. Accordingly, the compensation committee also determined to reimburse employees for prior years.

Ms. Kirby was audited by the New York state tax authorities in connection with taxes owed due to her working in New York on company business. As a result, the compensation committee determined that we should reimburse Ms. Kirby’s legal fees incurred in connection with this audit.

Tax considerations

A goal of the compensation committee, following our initial public offering, is to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the tax deductibility for public companies, of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board of Directors that establishes such goals consists only of “outside directors.” The compensation committee is composed solely of outside Directors.

The compensation committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the compensation committee’s overall compensation philosophy and objectives. The compensation committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the compensation committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Our 2007 Incentive Award Plan has been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Internal Revenue Code.

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officer for our fiscal year ending February 2, 2008. We refer to these individuals collectively as the NEOs.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	(1) ($)	($)	($)(4)	($)

Lyn P. Kirby	2007	650,960	812,500	849,998	—	26,149	2,339,607
President, Chief Executive	2006	598,651	100,000	—	750,000	50,905	1,499,556
Officer and Director (Principal Executive Officer)

Bruce E. Barkus	2007	580,008	100,000	213,908	—	6,038	899,954
Chief Operating Officer(2)	2006	580,008	175,000	292,241	725,000	118,197	1,890,446

Gregg R. Bodnar	2007	295,430	85,000	190,024	101,702	80,109	752,265
Chief Financial Officer	2006	74,043	10,000	37,006	30,335	58,688	210,072
(Principal Financial Officer)(3)

(1)	Represents the aggregate expense recognized for financial statement reporting purposes in 2006 and 2007, respectively, disregarding the purposes of forfeitures related to vesting conditions, in accordance with the FASB’s SFAS No. 123(R), Share-Based Payment, for stock option awards granted during the applicable year and prior to the applicable year for which we continue to recognize expense. The assumptions we used for calculating the grant date fair values are set forth in Note 9 to our consolidated financial statements included in our Form 10-K for fiscal 2007.

(2)	In 2006, Mr. Barkus received $102,896 as reimbursement for relocation expenses, $11,770 for legal fees and $3,531 for life insurance premiums.

(3)	Mr. Bodnar’s 2006 salary reflects his commencement of employment in October of 2006. In 2006, his annual base salary was set at $275,000 and he received $58,572 as reimbursement for relocation expenses and $116 for life insurance premiums.

(4)	Represents for fiscal year 2007 (i) matching contributions made under our tax qualified 401(k) plan, (ii) life insurance premiums, (iii) reimbursements for the differences in taxes paid in New York versus Illinois for income earned in New York, (iv) for Ms. Kirby, reimbursement for legal fees incurred in connection with the audit by New York with respect to income earned on company business in New York and (v) reimbursement of relocation expenses for Mr. Bodnar in the following amounts:

	401(k) Matching	Life Insurance	New York State Tax		Relocation
	Contributions	Premiums	Reimbursement	Legal Fees	Reimbursement
Lyn P. Kirby	—	$3,670	$6,211	$16,268	—
Bruce E. Barkus	$2,141	$3,870	$27	—	—
Gregg R. Bodnar	—	$416	—	—	$79,693

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for fiscal 2007 to the NEOs.

		Estimated Future Payouts Under			Number of	Exercise or	Grant Date
		Non-Equity Incentive Plan Awards			Securities	Base Price	Fair Value
	Grant	Threshold		Maximum	Underlying	of Option	of Option
Name	Date	(1)	Target	(2)	Options	Awards(3)	Award(4)

Lyn P. Kirby	7/18/2007	$81,250	$812,500	—	316,000	$15.81	$5.35
	7/18/2007	—	—	—	316,000	$25.32	$2.72
Bruce E. Barkus	—	72,500	725,000	—	—	—	—
Gregg R. Bodnar	7/18/2007	—	118,172	—	44,240	$15.81	$7.59

(1)	The threshold amount under the Bonus Operating Earnings-based portion of Mr. Bodnar’s bonus is $14,062; however, there is no threshold limit on the individual performance-based portion of his bonus determination.

(2)	The target bonus amount is the maximum provided for under the non-equity incentive plan awards for Ms. Kirby and Mr. Barkus, but, as noted above, the committee has the discretion to increase awards in the event the targets are either not achieved or exceeded. The maximum amount payable under the Bonus Operating Earnings-based portion of Mr. Bodnar’s bonus is $198,528; however, there is no maximum limit on the individual performance-based portion of his bonus determination.

(3)	The exercise price of all the option grants was the price determined to be the fair market value of our common stock on the grant date by our Board of Directors in light of all the facts and circumstances known to the Board of Directors, including valuation reports presented by a nationally recognized independent third-party appraisal firm, except with respect to Ms. Kirby’s options granted with an exercise price of $25.32. Such exercise price was established by the compensation committee and was above the fair market value of our common stock, determined as described above, on the date of grant.

(4)	Represents the SFAS 123(R) grant date fair value based on the assumptions described in the notes to our consolidated financial statements as reported in our Form 10-K for fiscal 2007.

Outstanding equity awards to Named Executive Officers as of end of fiscal 2007

The following table presents information concerning options to purchase shares of our common stock held by the NEOs as of February 2, 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options	Price Per	Expiration
Name	Exercisable	Unexercisable	Share	Date

Lyn P. Kirby(1)	79,000	237,000	$15.81	07/18/2017
	79,000	237,000	$25.32	07/18/2017
	—	189,600	(1)	(1)
Bruce E. Barkus(2)	—	252,800	$4.12	04/26/2016
	300,200	—	$4.12	04/26/2016
Gregg R. Bodnar(3)	31,600	94,800	$9.18	10/24/2016
	—	44,240	$15.81	07/18/2017

(1)	Ms. Kirby received 632,000 options on July 18, 2007, of which 158,000 vested on October 30, 2007 (the effective date of our initial public offering), and of which an additional 158,000 vest on October 30, 2008 (the first anniversary of our initial public offering), 158,000 vest on October 30, 2009 (the second anniversary of our initial public offering) and 158,000 vest on October 30, 2010 (the third anniversary of our initial public offering). Ms. Kirby also received up to an additional 189,600 options to be granted one-third annually starting one year after our initial public offering, but only if a sustained 25% plus increase in share price is achieved that year. Vesting will be ratable over two years beginning on the first anniversary of the grant. The exercise price will be equal to the fair market value on the date the options are granted.

(2)	Mr. Barkus received 632,000 options on April 26, 2006, of which 125,136 shares were vested on the date of grant, 125,136 vested on December 12, 2006, and 128,928 vested on December 12, 2007. The remaining 252,800 options were forfeited when Mr. Barkus departed Ulta on March 21, 2008.

(3)	126,400 of Mr. Bodnar’s options were granted on October 24, 2006 and vest 25% on each anniversary of the date of grant. 44,240 of Mr. Bodnar’s options were granted on July 18, 2007, and vest ratably over a four-year period.

Employment contracts

We have entered into employment agreements only with our CEO and our COO (who departed Ulta on March 21, 2008). No other executives have employment agreements and all are employed on an at-will basis.

Lyn P. Kirby

On June 23, 2006, we entered into a new employment agreement with Ms. Kirby. Under such agreement, Ms. Kirby serves as our President and Chief Executive Officer, but may transition such duties to a successor and assume the role of Executive Chairman. The term of the agreement is through the last day of the fiscal year ending in February 2008, but with annual renewals thereafter unless 60 days prior notice of non-renewal is given. By the terms of her agreement, Ms. Kirby is entitled to receive an annual base salary of $600,000, as may be adjusted from time to time. For the 2007 fiscal year, Ms. Kirby’s adjusted salary was $650,000. Ms. Kirby may also earn annual cash bonus targeted at 125% of her base salary based upon the attainment of pre-established performance criteria.

Ms. Kirby was eligible for a loan from us up to $4,094,340 for her to exercise previously granted and vested options. In June 2006, we made such a loan, which was secured by the shares purchased upon exercise of her options and permitted full recourse against her other assets. The loan carried interest at 5.06% per year. Ms. Kirby was required to pay the outstanding interest with any bonus compensation that she received while the loan remained outstanding. Ms. Kirby was able to prepay the loan at anytime, but was required to repay the loan in full (i) immediately prior to our becoming an “issuer” under the Sarbanes-Oxley Act of 2002, (ii) expiration of the time period provided under the terms of her option agreements and our stockholders’ agreements for the repurchase of shares following her termination of employment, or (iii) after five years. On June 29, 2007, Ms. Kirby repaid the outstanding balance on the loan.

Under the employment agreement, if her employment is terminated by us without “cause,” by her for “good reason,” or upon the non-renewal of her employment agreement, Ms. Kirby will receive severance equal to one year’s base salary (at the rate in effect on her termination date) payable over twelve months. Such severance is subject to her delivery of a general release of claims. In the event of her death or disability, Ms. Kirby will receive a cash payment equal to one year’s base salary (at the rate in effect at that time) less any amounts she is eligible to receive from any company-provided disability insurance.

Ms. Kirby also has signed our policy regarding non-competition, non-solicitation and confidential information that will apply during her employment and for a period of one year following her termination.

Bruce E. Barkus

We entered into an employment agreement with Mr. Barkus as of December 12, 2005. Under this agreement, Mr. Barkus served as our Chief Operating Officer. Mr. Barkus departed Ulta on March 21, 2008.

By the terms of his agreement, Mr. Barkus was entitled to receive an annual base salary of $580,000, as may be adjusted from time to time. Mr. Barkus was also able to earn an annual cash bonus beginning with the 2006 fiscal year, targeted at $725,000 based upon the attainment of pre-established performance criteria. On June 28, 2006, we amended his employment agreement to provide an additional guaranteed annual cash bonus of $100,000 each year beginning in fiscal 2006 until the fiscal year ending in 2012, provided that he were employed by us on such date.

On April 26, 2006 we granted Mr. Barkus options to purchase up to 632,000 shares of our common stock, 125,136 of which vested on the date of grant and 125,136 and 128,928 of which were to vest on the first and second anniversaries of December 12, 2005, respectively, for a total of 379,200 of the 632,000 options. All 632,000 options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors based on all known facts and circumstances, including valuations prepared by a nationally recognized independent third-party appraisal firm. Mr. Barkus forfeited 252,800 options upon his departure from Ulta.

Under the terms of his agreement upon his departure from Ulta, Mr. Barkus received severance equal to one year’s base salary (at the rate in effect on his departure) payable over twelve months. Such severance was subject to his delivery of a general release of claims. Mr. Barkus is also subject to our policy regarding non-competition, non-solicitation and confidential information that will apply for one year following his departure.

Potential payments upon termination or change in control

The following chart sets forth the amount that each of the NEOs would receive in the event that their employment was terminated without cause, for good reason, or due to death or disability, or in connection with a change in control, all occurring on the last day of the 2007 fiscal year, February 2, 2008. These amounts are calculated:

•	Assuming that unvested options are not assumed or substituted in the change in control, and accordingly in accordance with the terms of the plans pursuant to which they were granted will vest on the change in control.

•	Based on the closing price of our common stock on the NASDAQ Global Select Market for the immediately preceding trading date, February 1, 2008, since February 2, 2008 was a Saturday.

	Involuntary
	Not for Cause
	Termination/	Death/	Change
Name	Good Reason	Disability	in Control

Lyn P. Kirby	$650,000	$650,000	—
Bruce E. Barkus	580,000	3,267,264	$2,687,264
Gregg R. Bodnar	—	528,036	528,036

Compensation committee interlocks and insider participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

ARTICLE V. EXECUTIVE OFFICERS

The names of our executive officers, their ages and their positions are shown below.

Name	Age	Position

Lyn P. Kirby	54	President, Chief Executive Officer and Director
Gregg R. Bodnar	43	Chief Financial Officer and Assistant Secretary

There is no family relationship between any of the Directors or executive officers and any other Director or executive officer of Ulta.

For information regarding Ms. Kirby, please refer to Proposal One, “Election of Directors,” above.

Gregg R. Bodnar:  Mr. Bodnar has been our Chief Financial Officer and Assistant Secretary since October 2006. Prior to joining Ulta, Mr. Bodnar was Senior Vice President and Chief Financial Officer of Borders International from January 2003 to June 2006. From 1996 to 2003, Mr. Bodnar served in various positions of increasing responsibility within the finance department of Borders Group, Inc., and from 1993 to 1996, served as Vice President, Finance and Chief Financial Officer of Rao Group Inc. Mr. Bodnar was as an auditor and certified public accountant at the public accounting firm of Coopers & Lybrand from 1988 to 1993.

ARTICLE VI. STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of May 23, 2008 by

•	each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

•	each of our NEOs;

•	each of our Directors and nominees; and

•	all of our executive officers and Directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of May 23, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

This table lists applicable percentage ownership based on 56,995,738 shares of common stock outstanding as of April 10, 2008, as reported in our Annual Report on Form 10-K filed with the SEC on April 16, 2008. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Ulta Salon, Cosmetics & Fragrance, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

5% stockholders: GRP II, L.P. and affiliated entities(1) 2121 Avenue of the Stars 31st Floor Los Angeles, California 90067-5014 Attn: Steven Dietz	11,433,129	20.1%

Doublemousse B.V.(2) Boerhaavelaan 22 2713 HX Zoetermeer The Netherlands Attn: Charles Heilbronn	11,029,471	19.4%

Oak Management Corporation(3) Wells Fargo Center 90 South 7th Street Suite 4550 Minneapolis, Minnesota 55402 Attn: Gerald R. Gallagher	6,344,720	11.1%

Credit Suisse(4) 11 Madison Avenue New York, NY 10010 Attn: Ed Asante	5,165,989	9.1%

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

NEOs, Directors and nominees:
Lyn P. Kirby(5)	2,686,000	4.7%
Gregg R. Bodnar(6)	56,660	*
Hervé J.F. Defforey(7)	7,990,889	14.0%
Robert F. DiRomualdo(8)	663,121	1.2%
Dennis K. Eck(9)	771,174	1.4%
Gerald R. Gallagher(10)	6,344,720	11.1%
Terry J. Hanson(11)	1,028,472	1.8%
Charles Heilbronn(12)	11,108,471	19.5%
Steven E. Lebow(13)	12,325,041	21.6%
Charles J. Philippin	—	*
Yves Sisteron(14)	11,626,445	20.4%
All current Directors and executive officers as a group (10 persons)	37,015,450	64.9%

*	Less than 1%.

(1)	Based solely on the Schedule 13G filed by GRP II, L.P. on February 12, 2008, as well as updates received from GRP II, L.P. Consists of (i) 6,927,494 shares held by GRP II, L.P. (“GRP II”), (ii) 2,933,588 shares held by Global Retail Partners, L.P. (“GRP I”), (iii) 578,294 shares held by GRP Management Services Corp. (“GRPMSC”) as escrow agent for GRP II; (iv) 535,042 shares held by GRP II Investors, L.P. (“GRP II Investors”); (v) 196,741 shares held by GRP II Partners, L.P. (“GRP II Partners”); (vi) 190,496 shares held by GRP Partners, L.P. (“GRP I Partners”); (vii) 51,981 shares held by GRPMSC as escrow agent for GRP II Investors; and (viii) 19,493 shares held by GRPMSC as escrow agent for GRP II Partners. GRPVC, L.P. (“GRPVC”) is the general partner of each of GRP II and GRP II Partners, and GRPMSC is the general partner of GRPVC and GRP II Investors. Messrs. Lebow, Sisteron and Defforey are members, together with Steven Dietz and Brian McLoughlin, of the investment committee of GRP II, GRP II Investors and GRP II Partners. As a result, each of Messrs. Lebow, Sisteron and Defforey may be deemed to possess indirect beneficial ownership of the shares owned by GRP II, GRP II Investors and GRP II Partners. Pursuant to contractual arrangements, GRPMSC also appoints a majority of the investment committee members of GRP I (which also controls the investment decisions of GRP I Partners). Mr. Lebow and Mr. Sisteron own capital stock which represents a majority of the voting stock of GRPMSC and control its actions. As a result, Mr. Lebow and Mr. Sisteron may also be deemed to possess indirect shared beneficial ownership of the shares owned by GRP I, GRP I Partners. Messrs. Lebow, Sisteron and Defforey disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein.

(2)	Based solely on the Schedule 13G filed by Doublemousse B.V. on February 11, 2008. The securities shown as beneficially owned by Doublemousse B.V. are indirectly beneficially owned by (a) Chanel International B.V., the parent company of Doublemousse B.V. and (b) Charles Heilbronn, who has been granted a power of attorney and proxy to exercise voting and investment power with respect to these securities. Mr. Heilbronn disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(3)	Based solely on the Schedule 13G filed by Oak Management Corporation on February 13, 2008 and Section 16 filings filed by Gerald R. Gallagher on behalf of himself and certain Oak entities. Oak Associates VII, LLC is the general partner of Oak Investment Partners VII, L.P. and Oak VII Affiliates, LLC is the general partner of Oak VII Affiliates Fund, L.P. Oak Management Corporation (“Oak Management”) is the manager of each of Oak Investment Partners VII, L.P. and Oak VII Affiliates Fund, L.P. Gerald R. Gallagher and four other individuals, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont, are the managing members of both Oak Associates VII, LLC and Oak VII Affiliates, LLC and as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by Oak Investment Partners VII, L.P. and Oak VII Affiliates Fund, L.P. Amounts beneficially owned by each of Oak Investment Partners VII, L.P. Oak Associates VII, LLC, Oak Management, Gerald R. Gallagher, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include options to purchase 77,065 shares exercisable at $0.63 per share, which may be deemed to be held by Gerald R. Gallagher on behalf of Oak Investment Partners VII, L.P. Amounts beneficially owned by each of Oak VII Affiliates Fund, L.P., Oak VII Affiliates, LLC, Oak Management, Gerald R. Gallagher, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include options to purchase 1,935 shares exercisable at $0.63 per share, which may be deemed to be held by Gerald R. Gallagher on behalf of Oak VII Affiliates Fund, L.P. Each individual and entity referenced herein disclaims the existence of a “group” and disclaims beneficial ownership of all shares of our common stock or securities convertible into or exercisable into shares of our common stock, other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

(4)	Based solely on the Schedule 13G filed by Credit Suisse on February 14, 2008.

(5)	Includes options to purchase 79,000 shares of common stock exercisable at $15.81 per share and options to purchase 79,000 shares of common stock exercisable at $25.32 per share.

(6)	Includes options to purchase 31,600 shares of common stock exercisable at $9.18 per share and options to purchase 11,060 shares of common stock exercisable at $15.81 per share.

(7)	Of the 7,990,889 shares of common stock shown as beneficially owned by Mr. Defforey, Mr. Defforey holds directly 79,000 shares (which includes 19,750 shares issuable pursuant to options exercisable at $2.62 per share), and holds indirectly 252,612 shares by Pictet & Cie f/b/o Hervé Defforey, over which he has sole voting power and sole investment power. The remaining 7,659,277 shares are held by affiliates of GRP II, L.P., as described in footnote (1). With the exception of the 79,000 shares held directly and the 252,612 shares held indirectly by Mr. Defforey, Mr. Defforey has shared voting power and shared investment power with respect to all remaining shares of common stock shown as beneficially owned by him. Mr. Defforey disclaims beneficial ownership of all such remaining shares of common stock, and this proxy statement shall not be deemed an admission that Mr. Defforey is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

(8)	Includes 595,971 shares held directly by Mr. DiRomualdo and 67,150 shares issuable pursuant to options exercisable at $2.62 per share, over all of which Mr. DiRomualdo has sole voting power and sole investment power.

(9)	Of the 771,174 shares of common stock shown as beneficially owned by Mr. Eck, Mr. Eck directly holds 656,624 shares and 19,750 shares issuable pursuant to options exercisable at $2.62 per share, over which he has sole voting power and sole investment power, and Sarah Louise Eck Thompson and Keith Lester Eck hold 63,200 and 31,600 shares, respectively. Under the terms of the Eck Family Trust, Mr. Eck has shared voting power and shared investment power with respect to the 94,800 shares held by Sarah Louise Eck Thompson and Keith Lester Eck. Mr. Eck disclaims beneficial ownership of all such shares held by Sarah Louise Eck Thompson and Keith Lester Eck, and this proxy statement shall not be deemed an admission that Mr. Eck is a beneficial owner of such shares for purposes of the Exchange Act.

(10)	Mr. Gallagher beneficially owns all 6,344,720 shares of common stock and shares issuable pursuant to options held by the entities affiliated with Oak Investment Partners VII, L.P., as set forth above in footnote (3). Mr. Gallagher shares voting and investment power with respect to the 6,189,278 shares held by Oak Investment Partners VII, L.P. and the 155,442 shares held by Oak VII Affiliates Fund, L.P. with Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Anne H. Lamont. However, none of these five individuals, acting alone, has voting or investment power with respect to such shares and, as a result, disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest in such shares.

(11)	Of the 1,028,472 shares of common stock shown as beneficially owned by Mr. Hanson, Mr. Hanson holds 775,672 shares directly and Hanson Family Investments, L.P. holds 252,800 shares. Mr. Hanson has sole voting power and sole investment power with respect to all such shares.

(12)	Of the 11,108,471 shares of common stock shown as beneficially owned by Mr. Heilbronn, Mr. Heilbronn holds 79,000 shares directly and is deemed to beneficially own all 11,029,471 shares of common stock held by Doublemousse B.V. Mr. Heilbronn has sole voting power and sole investment power with respect to the 79,000 shares he holds directly, and he has been granted a power of attorney and proxy to exercise voting and investment power with respect to all of the shares shown as beneficially owned by Doublemousse B.V. Pursuant to this authority, Mr. Heilbronn makes all voting and investment decisions with respect to all such shares and may be deemed to beneficially own all such shares. Mr. Heilbronn disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)	Of the 12,325,041 shares of common stock shown as beneficially owned by Mr. Lebow, Mr. Lebow holds 79,000 shares directly, Steven and Susan Lebow Trust dated 12-16-02 holds 648,320 shares, The Michael Harvey Lebow Irrevocable Trust holds 82,296 shares and The Matthew Allan Lebow Irrevocable Trust holds 82,296 shares. The remaining 11,433,129 shares are held by the entities affiliated with GRP II, LP listed above in footnote (1). With the exception of the 79,000 shares held directly by Mr. Lebow, with respect to which he has sole voting power and sole investment power, Mr. Lebow has shared voting power and shared investment power with respect to all remaining shares of common stock shown as beneficially owned by him as indicated in footnote (1). Mr. Lebow disclaims beneficial ownership of all such remaining shares of common stock, and this proxy statement shall not be deemed an admission that Mr. Lebow is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

(14)	Of the 11,626,445 shares of common stock shown as beneficially owned by Mr. Sisteron, Mr. Sisteron holds 178,821 shares directly and Yves Sisteron CGM SEP IRA Custodian holds 14,494 shares. The remaining 11,433,129 shares are held by the entities affiliated with GRP II, L.P. listed above in footnote (1). With the exception of the 193,316 shares held directly by Mr. Sisteron and by Yves Sisteron CGM SEP IRA Custodian, over which he has sole voting power and sole investment power, Mr. Sisteron shares voting power and investment power with respect to all remaining shares of common stock shown as beneficially owned by him as indicated in footnote (1). Mr. Sisteron disclaims beneficial ownership of all such remaining shares, and this proxy statement shall not be deemed an admission that Mr. Sisteron is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. To our knowledge, based solely on a review of the copies of such forms furnished to us, and written representations that no other forms were required during the fiscal year ended February 2, 2008, all Section 16(a) filing requirements applicable to the our Directors, executive officers and greater than 10% beneficial owners were complied with, with the following exception: Hervé Defforey, a Director of Ulta, untimely filed a Form 4 reflecting the following transactions: (i) the acquisition by Pictet & Cie f/b/o Hervé Defforey of 116 shares of common stock and 252,496 shares of Series V convertible preferred stock, for which Mr. Defforey may be deemed to possess indirect beneficial ownership and (ii) the mandatory conversion of Series V convertible preferred stock into shares of common stock on October 30, 2007.

ARTICLE VII. CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related party transaction approval policy

Our Board of Directors has adopted written policies and procedures for the approval or ratification of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, Directors, Director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the audit committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The audit committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the audit committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at its next regularly scheduled meeting. No Director may participate in approval of a related party transaction for which he or she is a related party.

Related party transactions and relationships

Since the beginning of fiscal 2007, we have engaged in the following transactions with our Directors, executive officers and holders of 5% or more of our common stock.

Stock option loan and transactions relating to our common stock

Pursuant to the terms of Ms. Kirby’s employment agreement with Ulta, upon Ms. Kirby’s request, Ulta loaned $4,094,340 to Ms. Kirby pursuant to a secured promissory note, dated June 30, 2006, to allow Ms. Kirby to exercise previously granted options to purchase shares of our common stock. This loan was secured by the shares purchased upon exercise of the options and permitted full recourse against Ms. Kirby’s other assets. The loan carried interest at 5.06% per year. Ms. Kirby was required to pay the outstanding interest with any bonus compensation that she received while the loan remained outstanding. Ms. Kirby was able to prepay the loan at anytime, but was required to repay the loan in full (i) immediately prior to our becoming an “issuer” under the Sarbanes-Oxley Act of 2002, (ii) prior to expiration of the time period provided under the terms of her option agreements and our stockholders’ agreements for the repurchase of shares following her termination of employment; or (iii) after five years. Ms. Kirby repaid the loan in full on June 29, 2007.

On June 21, 2004, we issued 126,400 shares of common stock to one of our Directors, Robert DiRomualdo, pursuant to a restricted stock agreement under which 25% of the shares vest annually beginning February 26, 2005. Mr. DiRomualdo will be 100% vested with respect to this stock as of February 26, 2008. Mr. DiRomualdo did not pay any consideration for this stock, and we recognized an aggregate expense of $83,856 for financial statement reporting purposes.

Registration rights agreement

In connection with our initial public offering last year, the holders of 5% or more of our common stock and certain of our Directors, among others, entered into a Third Amended and Restated Registration Rights Agreement with us relating to the shares of common stock they hold.

Transactions with vendors

Charles Heilbronn, one of our Directors, is Executive Vice President and Secretary, as well as a director, of Chanel, Inc. In 2007, Chanel, Inc. sold to Ulta $4.7 million of fragrance on an arms’ length basis pursuant to Chanel’s standard wholesale terms, and is expected to sell approximately $5.7 million of fragrance to Ulta during 2008.

Mr. Heilbronn is also a Membre du Conseil de Surveillance (a non-executive board of trustees) of Bourjois SAS (France), the parent company of Bourjois, Ltd. (U.S.). In 2007, Bourjois, Ltd. sold to Ulta $3.0 million of beauty products on an arms’ length basis pursuant to Bourjois’ standard wholesale terms, and is expected to sell approximately $4.0 million of beauty products to Ulta during 2008.

ARTICLE VIII. OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the persons named on the accompanying Proxy Card to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robert S. Guttman
Senior Vice President, General Counsel and Secretary

May 30, 2008

A COPY OF ULTA’S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2008, IS AVAILABLE WITHOUT CHARGE THROUGH OUR WEBSITE WWW.ULTA.COM UNDER INVESTOR RELATIONS AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ULTA SALON, COSMETICS & FRAGRANCE, INC., 1000 REMINGTON BLVD., SUITE 120, BOLINGBROOK, IL 60440.

☐	■
Ulta Salon, Cosmetics & Fragrance, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Lynelle P. Kirby and Robert S. Guttman as proxies, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ulta Salon, Cosmetics & Fragrance, Inc. held of record by the undersigned on May 23, 2008, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 1000 Remington Boulevard, Bolingbrook, IL 60440, on July 16, 2008, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF
Ulta Salon, Cosmetics & Fragrance, Inc.
July 16, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Dennis K. Eck Yves Sisteron
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Charles J. Philippin
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■